Exhibit 2.29

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of December 22, 2016, among INTELSAT (LUXEMBOURG) S.A., a société anonyme existing under the laws of Luxembourg (the “Released Guarantor”), INTELSAT CONNECT FINANCE S.A., a société anonyme existing under the laws of Luxembourg (the “New Guarantor”), INTELSAT JACKSON HOLDINGS S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Released Guarantor, certain subsidiary guarantors and the Trustee have heretofore executed an indenture, dated as of June 30, 2016 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of the Issuer’s 9.50% Senior Secured Notes due 2022 (the “Notes”), initially in the aggregate principal amount of $490,000,000.00;

WHEREAS, Section 10.02(d) of the Indenture provides that the Parent Guarantor shall not transfer all or substantially all of the Capital Stock of the Issuer to a Parent Successor unless the Parent Successor shall assume all of the obligations of the Parent Guarantor under the Indenture and the Security Documents pursuant to a supplemental indenture, amendment or other documents or instruments (such transfer, a “Permitted Transfer”);

WHEREAS, Section 10.02(c) and 10.02(d) of the Indenture also provide that upon the consummation of a Permitted Transfer, the Parent Guarantor (as defined prior to the consummation of such Permitted Transfer) shall be deemed to be automatically released from its Guarantee and from all other covenants and obligations of the Parent Guarantor under the Indenture and the Security Documents;

WHEREAS, the Released Guarantor has transferred all of the Capital Stock of the Issuer to the New Guarantor (the “Contribution”);

WHEREAS, the New Guarantor desires by execution of this Supplemental Indenture to assume all of the obligations of the Released Guarantor under the Indenture and the Security Documents;

WHEREAS, the Released Guarantor desires by execution of this Supplemental Indenture to be released from its Guarantee and from all other covenants and obligations as Parent Guarantor under the Indenture and the Security Documents; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Released Guarantor, the New Guarantor and the Issuer are authorized to execute and deliver this Supplemental Indenture without notice to or consent of any Holder;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Released Guarantor, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Defined Terms. Terms defined in the Indenture and not otherwise defined in this Supplemental Indenture shall have the meanings assigned thereto in the Indenture, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.    Release of Released Guarantor. Pursuant to Section 10.02(c) and 10.02(d) of the Indenture, the Released Guarantor was deemed to be automatically released from its Guarantee of and under the Indenture and the Notes Obligations and from all other covenants and obligations under the Indenture and the Security Documents upon the consummation of the Contribution. The New Guarantor and Released Guarantor agree to the release of the Released Guarantor’s Guarantee, and the Trustee acknowledges the deemed release of the Released Guarantor’s Guarantee pursuant to Section 10.02(c) and 10.02(d) of the Indenture.

3.    Agreement to Guarantee. The New Guarantor hereby agrees to, and hereby does, assume all of the obligations of the Released Guarantor as Parent Guarantor under the Indenture and Security Documents, including the Guarantee of the Notes Obligations pursuant to Article 10 of the Indenture, and to be bound by all other applicable provisions of the Indenture and the Security Documents and to perform all of the obligations and agreements of the Released Guarantor as Parent Guarantor and a Guarantor under the Indenture.

4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

6.    Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture and the Security Documents effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture and Security Documents, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8.    Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Jacques Kerrest
Name:	Jacques Kerrest
Title:	Director

INTELSAT (LUXEMBOURG) S.A.

By:	/s/ Franz Russ
Name:	Franz Russ
Title:	Director

INTELSAT CONNECT FINANCE S.A.

By:	/s/ Mirjana Hervy
Name:	Mirjana Hervy
Title:	Director

[Signature Page to 2022 Secured Notes Supplemental Indenture]

AGREED BY (EXCEPT WITH RESPECT TO SECTION 2, WHICH IT ACKNOWLEDGES):

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

[Signature Page to 2022 Secured Notes Supplemental Indenture]